Exhibit 99.1

August 14, 2020

Dear Stakeholder,

We hope this note finds you, your family and your colleagues safe and healthy during these unprecedented times. As we approach the two-year anniversary of the launch of Owl Rock Technology Finance Corp. (ORTF) and in light of the COVID-19 pandemic, we wanted to take this opportunity to highlight the fund’s performance and update you on our recent activity. While it is too early to assess the full impact of the pandemic on the economy, we are encouraged by what we are seeing across our investments in the fund and we remain optimistic about the fund’s strategy and outlook.

Since Owl Rock’s1 inception, we have focused on originating loans for high quality, sponsor-backed upper middle-market companies in recession-resistant sectors. With our recession-resistant focus in mind, we intentionally designed our platform with technology as a core competency. Regarding individual credit selection, we look for a core set of characteristics including predictable revenue streams and defensive market positions that are often underpinned by multi-year contracts for products and services that are mission critical and deeply embedded in the daily workflows of end users. We have made loans to the most compelling of these companies at attractive interest rates, low loan-to-value ratios and where we are protected by robust covenant packages.

This combination of factors gave us confidence that loans to technology companies would provide the opportunity for above market returns in a variety of economic conditions, and that these investments, and in particular those in the software sector, would be more resilient in an economic downturn. While we certainly could not have predicted how quickly that belief would be put to the test, the fund’s portfolio has held up quite well thus far and we are beginning to see our thesis validated.

Since our initial investment, our borrowers have exhibited a weighted average revenue growth rate of 20% with modest sequential quarterly growth even in the most recent quarter. This revenue growth is broad-based across each of our investments, with 97% of our borrowers having positive revenue growth since our investment.

We believe that many of the long-term trends that attracted us to technology have only been accelerated by the stay-at-home orders and prolonged period of remote work. The current situation has underscored the importance that institutions have robust systems across areas such as information security, remote work and collaboration. Further, increased adoption of e-commerce and online learning have accelerated multiple years of demand, all of which we believe have the potential to benefit many of our portfolio companies.

[1]

“Owl Rock” refers to the investment advisory business of Owl Rock Capital Partners LP (“Owl Rock Capital Partners”) and its affiliates, including Owl Rock Technology Advisors LLC, the investment adviser to Owl Rock Technology Finance Corp.

Portfolio Details

As of June 30, 2020, ORTF’s $2.2 billion investment portfolio is comprised of 36 high-quality businesses diversified across 14 industries. Approximately 75% of the portfolio is held in first lien loans with the balance in second lien loans, unsecured loans or equity positions. Consistent with the defensive-oriented approach across the Owl Rock platform, our portfolio construction has focused on mature or late stage, durable, high quality technology and software assets. In many cases this approach sees us invest in companies with high levels of contractually recurring revenue, strong customer retention driven by high switching costs, diverse customer bases, strong capital efficiency and substantial margin profiles at maturity, all of which underpin stable, significant and highly visible cash flows. In addition, we also have the ability to invest in high-growth, VC-backed firms that may be earlier in their evolution (although still sizable, market-leading franchises) where the financial and strategic rationale merit it.

To offer some additional detail on the portfolio, the average revenue of our borrowers ranges from $281 million for our traditional financings to $755 million for our growth capital investments. In the last two quarters, our defensive-minded approach has paid off, with our portfolio companies showing a high degree of stability. 97% of the portfolio is rated as a 1 or 2 on our internal ratings scale, which means these investments are performing at or above our expectations, and only one investment, Mindbody, is in the 3-rated category, the only investment we have ever had in that category. Mindbody is the leading provider of business management software and payment processing to class-based fitness studios, salons and spas. We entered into this investment at a reasonable loan-to-value and despite being directly impacted by the COVID-related stay-at-home orders, we believe it continues to offer attractive risk-adjusted returns. Each of our 36 portfolio companies is current on their contractually obligated interest payments as of June 30, 2020 and we continue to have zero portfolio companies on non-accrual status and no defaults, consistent with our results since inception.

Balance Sheet Strength

In addition to our expertise, scale and relationships, our strong balance sheet and diversified financing sources are key competitive advantages. Following our recent debut offering of unsecured notes maturing in 2025, we now have liquidity of over $1 billion as of June 30, 2020. This gives us ample resources to support our current borrowers, where we have approximately $137 million in undrawn commitments, and to deploy in attractive new opportunities.

Separately from our recent unsecured financing, our preexisting funding sources, namely our subscription financing facility and revolver, have substantial remaining capacity and duration and continue to be substantially overcollateralized, in part thanks to approximately $1.4 billion in uncalled equity commitments from our investors.

We will continue to seek to further diversify and enhance our financing structure to ensure we remain well positioned to support our borrowers, seize opportunities and maintain flexibility.

Opportunity Set and Recent Activity

Given our significant liquidity and strong origination capabilities, we also have the ability to selectively deploy capital into new investments. These opportunities span both ORTF’s traditional focus on mature or late stage, durable, high quality technology and software assets backed by top-tier private equity sponsors as well as our growth capital investment strategy, where we have a pool of capital focused on high quality, later-stage, VC-backed or founder-owned technology businesses.

In the growth capital investment strategy, we are able to generate above market returns with the downside protection we require in all of our investments by crafting tailored capital solutions to our borrowers that sit at or near the top of their capital structures. This solution is more in demand than ever as the dislocation and volatility caused by the current crisis have made other sources of capital unavailable or unattractive for many companies. In this strategy, we are working with even larger businesses underwritten to even more conservative standards to build in an additional margin of safety with these loans.

Since the beginning of the year, we have made 20 investments in 17 portfolio companies for a total of $833 million. We highlight our four largest investments year-to-date and the unique attributes that drew us to invest in them below:

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Checkmarx: We committed to a $300 million unitranche loan in one of the few transactions to take place during the height of the pandemic where our financial flexibility and ability to move quickly and with confidence enabled us to support the buyout of the leading software security provider by Hellman & Friedman in a $1.15 billion transaction. The acquisition will bolster Checkmarx’s existing growth at a time when software security has never been more critical for modern enterprises building out their software solutions.

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DoorDash: We provided an unsecured convertible note for the food delivery market leader as widespread stay-at-home orders in response to the COVID-19 pandemic boosted demand for food-delivery services, but also stretched the finances of industry players and largely brought the IPO market to a halt. We structured the note in a manner both consistent with our focus on principal protection and with a contractual rate of return in excess of 10% with potential for upside, and a conservative loan-to-value ratio.

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Instructure: We provided $206 million of $825 million senior secured credit facilities to support Thoma Bravo’s take private acquisition of the company, the leading provider of learning management systems to educational institutions and corporate enterprises. Now more than ever, the technology platforms (Canvas, Bridge) that Instructure provides are critical to supporting flexible and dynamic environments for learning.

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Toast: We were the lead investor in a $200 million unsecured convertible note for Toast, which is the leading provider of cloud / SaaS-based restaurant management software. The company has benefited from stay-at-home orders that have increased the demand for take-out only restaurants. Despite a challenging macro backdrop, the company has continued its track record of impressive growth throughout the COVID crisis. Our financing provided additional liquidity runway for the business, allowing for multiple years of balance sheet cash for ongoing growth and investment.

We believe that our portfolio is well positioned for the current economic climate and that this environment will continue to present exciting opportunities like the ones outlined above for Owl Rock to deploy capital into attractive investments. While the market disruption in the first and second quarters slowed deal activity broadly, the technology sector proved to be more resilient. We also believe we are well positioned to source and underwrite unique investment opportunities that generate attractive risk-adjusted returns. The size and certainty of our significant pool of capital is very valuable and positions us to be a financing partner of choice in these uncertain times, particularly as public markets experience significant volatility and banks pull back from making new commitments. In turn, we expect to be able to achieve better economic terms, structural protection and upside opportunities on these new investments that enhance our return profile.

We look forward to keeping you apprised of the fund’s performance and hope you and your families remain well.

Sincerely,

Craig W. Packer	Erik Bissonnette	Pravin Vazirani
CEO and Director	Portfolio Manager	Portfolio Manager

About Owl Rock Technology Finance Corp.

Owl Rock Technology Finance Corp. (ORTF) is a specialty finance company focused on making debt and equity investments in U.S. middle-market technology-related companies. As of June 30, 2020, ORTF had investments in 36 portfolio companies with an aggregate fair value of $2.2 billion. ORTF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. ORTF is externally managed by Owl Rock Technology Advisors LLC, an SEC-registered investment adviser that is an affiliate of Owl Rock Capital Partners. Owl Rock Capital Partners, together with its subsidiaries, is a New York based direct lending platform with approximately $18.1 billion of assets under management as of June 30, 2020.

Certain information contained herein may constitute "forward-looking statements" that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about ORTF, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as "anticipates," "expects," "intends," "plans," "will," "may," "continue," "believes," "seeks," "estimates," "would," "could," "should," "targets," "projects," "outlook," "potential," "predicts" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond ORTF's control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in ORTF's filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which ORTF makes them. ORTF does not undertake any obligation to update or revise any forward- looking statements or any other information contained herein, except as required by applicable law.

Investor Contacts

Investor Relations:

Dana Sclafani

(212) 651-4705

Media:

Prosek Partners

David Wells, Kelly Smith Aceituno, Josh Clarkson

pro-owlrock@prosek.com